THIS AGREEMENT made as of the 5th day of April 2006.

BETWEEN:

MOSQUITO CONSOLIDATED GOLD MINES LIMITED, a company existing under the laws of British Columbia, of 301 - 455 Granville Street, Vancouver, British Columbia V6C 1 T1
Tel: (604) 689-7902
Fax: (604) 689-7816
E-mail: msq@mosquitogold.com

(hereinafter referred to as the "Company") OF THE FIRST PART

CONNECT CAPIT AL LTD., a company existing under the laws of British Columbia, of2267 West 10th Avenue
Vancouver, British Columbia
Tel: (604) 742-5305
Fax: (604) 687-3496
E-mail: rgen@telus.net and suzannewood@telus.net

(hereinafter referred to as "Connect") OF THE SECOND PART

WHEREAS the Company wishes to retain Connect to perform certain investor relations and corporate communications consulting services and Connect has agreed to provide such services to the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

ARTICLE 1

Definitions

1.1 For the purpose of this Agreement, "Consulting Services" shall mean the corporate and investor relations services relating to the business of the Company to be provided by Connect, and in particular but without restricting the generality of the foregoing, means arranging broker and analyst meetings, contacts, arranging attendance or representation of the Company at industry and analyst meetings and under the direction of the Company, mailings to brokers, analysts, and investment advisors, and in assisting in the preparation of various corporate and product related materials. Connect shall provide such materials to individuals upon request and the Company agrees to provide Connect with sufficient materials to fulfill these requests and to defray all attendant costs.

1.2 The terms "subsidiaries", "associates" and "affiliated companies" as used in this Agreement shall have the meanings ascribed thereto in the Company Act (British Columbia).

ARTICLE 2

Engagement of Connect and Its Duties

2.1 The Company hereby engages the services of Connect and Connect hereby accepts the engagement of its services by the Company, subject to the terms and conditions hereinafter contained.

2.2 Connect shall provide the Consulting Services to the Company in such manner as the Company and Connect may reasonably agree, and shall devote such of its time as is necessary to properly render the Consulting Services to the Company, and all its effort, skills, attention and energies during that time to the performance of its duties as herein set forth. In addition to the foregoing, Connect will ensure that the services to be provided will be carried out by qualified and competent employees of Connect who are familiar with the Company's affairs and business.

2.3 The Company acknowledges that it is aware of Connect's many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interests will not be construed as a breach of this Agreement, provided that Connect provides the Consulting Services on a basis which does not impair the activities and business interests of either the Company or Connect.

2.4 In the performance of the services to be rendered by Connect, Connect will be relying upon information received from the Company, and will so disclose this fact in all communications. The Company agrees to provide Connect with such information, fmancial records and documents as may facilitate the performance of the Consulting Services by Connect. Connect acknowledges that at times it will be privy to confidential and sensitive information regarding the Company and will use appropriate discretion with respect to the protection and use of this information.

2.5 Prior written approval will be obtained by Connect for all material to be reproduced, distributed, mailed, faxed or otherwise disseminated either directly or indirectly, such approvals to be granted by an authorized officer of the Company.

2.6 In the event of any misstatements or misrepresentations in information as provided by the Company to Connect and as utilized by Connect in the performance of the Consulting Services that may result in liability to Connect, the Company agrees to indemnify and save harmless Connect against such claims or liabilities.

2.7 Connect agrees that it will perform the Consulting Services in accordance with all applicable laws of those jurisdictions under which the Company must comply including but not limited to the British Columbia Securities Commission, the Securities and

Exchange Commission, their rules and regulations, and the rules and policies of any stock exchange or stock quotation service on which the Company's securities are traded or quoted.

2.8 Connect agrees to indemnify and save the Company, its directors, officers, employees and shareholders harmless with respect to any and all claims, suits, losses, liabilities, penalties, proceedings or judgments, whether regulatory or of a court of competent jurisdiction, and including without limitation, reasonable legal fees and disbursements of legal counsel, arising from or in connection with the performance or non-performance by Connect of the services to be provided hereunder.

2.9 The term of this Agreement shall be for an initial period of twelve (12) months commencing on the day of approval of the TSX Venture Exchange of this Agreement, subject to termination. This Agreement may be terminated upon 30 days prior written notice by either party at the addresses set out above or such other addresses as the parties may designate in writing. After the initial 12-month term, this Agreement shall be renewable from year to year upon the written agreement of both parties. The indemnities provided herein at sections 2.6 and 2.8 will survive the termination of this Agreement.

2.10 Connect shall at all times be an independent contractor and not the servant or agent of the Company. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement. Connect has no authority to incur any liabilities on behalf of the Company. Connect is not an agent, servant or employee of the Company, nor shall it represent itself to have any such relationship with the Company. Connect shall be an independent contractor with control over the manner and means of its performance. Neither the Connect nor its employees or agents shall be entitled to rights or privileges applicable to employees of the Company, including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

2.11 Connect shall be responsible for the management of its employees and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all unemployment insurance premiums, Internal Revenue Services contributions, Workers' Compensation premiums and all other employment expenses for all of Connect's employees. Connect shall be responsible for deduction and remittance of all income tax due from itself and its employees.

ARTICLE 3

Compensation

3.1 The Company agrees to pay Connect, in consideration of the provision by Connect of the Consulting Services to the Company, the sum of eight thousand dollars ($8,000) per month with the first and last month payable immediately upon execution of this Agreement. Thereafter the consulting fee shall be due and payable on the first of the month those services will be provided for the duration of the tern of this Agreement.

3.2 The Company agrees to grant Connect an option (the "Option") to purchase all or any part of four hundred forty three thousand (440,000) common shares of its capital as fully paid and non-assessable shares at the exercise price of C$I.60 per share for a term of five years from the date of grant. Additional terms and conditions as applicable are contained in the Option Agreement attached hereto as Schedule "A".

3.3 The Option shall terminate 5 years from the date of grant or within 30 days of the termination of the Agreement, whichever first occurs.

3.4 The Company agrees to reimburse Connect for all reasonable disbursements including travel and accommodation expenses, printing and mailing costs, long-distance charges; and all other out-of-pocket expenses incurred by Connect in the performance of its obligations pursuant to this Agreement, provided that Connect will not incur any expenditure that exceeds $500 without obtaining the prior written approval of the Company. Connect agrees to provide the Company with original receipts for disbursements and expenses incurred where procurable.

ARTICLE 4

Confidentiality
4.1 Connect will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer database or preserve in any way any confidential information relating to the Company or its subsidiaries, associates or affiliated companies whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Company.

4.2 For the purpose of this Agreement, "confidential information" is information disclosed to or acquired by Connect relating to the business of the Company, or its subsidiaries, associates or affiliated companies, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by Connect which has not been approved by the Company for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of Connect and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

4.3 Forthwith upon tennination of this Agreement for any reason, Connect shall return to the Company all infonnation, documents and other material, as well as any copies thereof, received by it from the Company. All documents, notes and memoranda prepared by Connect based on infonnation provided by the Company shall be destroyed and the destruction thereof certified by the Company.

ARTICLE 5

Miscellaneous

5.1Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile or e-mail transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by hand delivery or by facsimile or e-mail transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

5.2 Time shall be the essence of this Agreement.

5.3 All dollar amounts herein are made in Canadian currency.

5.4 The provisions of this Agreement shall enure to the benefit of and be binding upon the Company and Connect and their respective successors and assigns. This Agreement shall not be assignable by Connect.

5.5 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

5.6 This Agreement shall be governed by and constructed in accordance with the laws of British Columbia and any applicable federal laws. The parties agree to submit to the jurisdiction of the British Columbia Courts.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

MOSQUITO CONSOLIDATED GOLD MINES LTD. MSQ- TSX- VENTURE

Tel: 604-689-7902		FAX: 604-689-7816
www.mosquitogold.com

Consulting: Agreement Signed

Vancouver BC - April 5th, 2006 - Mosquito Consolidated Gold Mines Limited (MSQ.V - TSX- V) is pleased to announce that it has entered into a contract with Connect Capital Ltd. of Vancouver, British Columbia to provide corporate and investor relations services. The principal of Connect Capital Ltd. is Richard Genovese. Mr. Genovese currently owns 12,800 common shares of the Company purchased in the open market and 900,000 units of the Company purchased in the Company's most recent private placement. Connect Capital will be paid $8,000.00 per month for a period of one year. After the initial one year term, the contract may be renewed from year to year upon written agreement by both parties. Connect Capital will also be granted a stock option to purchase a total of 440,000 common shares of the Company at a price of $1.60 per share exercisable for a term of five years from the date of granting, subject to regulatory approval.

On Behalf of the Board
MOSQUITO CONSOLIDATED GOLD MINES LIMITED

Brian McClay President

THIS NEWS RELEASE WAS PREPARED BY MANAGEMENT WHO TAKES FULL RESPONSIBILITY FOR ITS CONTENTS. THE TSX-VENTURE EXCHANGE NEITHER APPROVES OR DISAPPROVES OF THIS RELEASE.